Exhibit 99.1

FOR IMMEDIATE RELEASE
LabCorp Contact:     Donald Von Hagen (media)        Walgreens Contact: Scott Goldberg
+1 336-436-8263             +1 847-315-7649
Media@labcorp.com            scott.goldberg@walgreens.com

Scott Frommer (investors)
+1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP AT WALGREENS EXPANDS INTO SOUTHERN CALIFORNIA
Nine new patient service centers to operate at Walgreens stores in Riverside, California area, with the first four locations now open

Deerfield, IL and Burlington, NC, November 28, 2018 - Walgreens and LabCorp® (NYSE: LH) today announced the introduction of LabCorp at Walgreens into the California Inland Empire, with nine new LabCorp patient service centers within Walgreens stores in the greater Riverside, California area. The first four locations have opened, and the rest are expected to open by the end of this year. This expansion of LabCorp at Walgreens will support lab access for a significant increase in Inland Empire Health Plan (IEHP) membership in the Riverside region. LabCorp is the primary laboratory provider for approximately 825,000 members of IEHP’s Medicare and Medicaid plans in Riverside and San Bernardino Counties.

When this expansion is complete, there will be 26 LabCorp at Walgreens sites operated as part of LabCorp’s network of nearly 2,000 patient service centers across the U.S., with ten throughout Florida, five in the Denver area, and one each in Morrisville, North Carolina and Deerfield, Illinois. The co-branded LabCorp at Walgreens sites offer LabCorp patient services in a secure, comfortable environment for specimen collection, located near the pharmacy area inside the Walgreens store. Providers, health systems, consumers and payers have responded very favorably to LabCorp at Walgreens, and the new locations are the first to be opened since the two companies’ October announcement of their agreement to establish at least 600 locations across the U.S. over the next four years.

The collaboration reflects Walgreens and LabCorp’s shared objective to provide a differentiated, consumer-focused experience, providing access to a broad range of health care services at a trusted setting convenient to the consumer. Appointments for all current LabCorp at Walgreens locations may be made in advance at www.LabCorp.com/Walgreens or through the LabCorp|Patient online portal and app (available for both Android and iOS). Patients can make appointments at each new California location starting about a week before it opens, and appointments for the first four locations are now available. The new sites will feature the proprietary LabCorp|Express tablet-based system for expedited check-in. LabCorp at Walgreens offers collection of specimens for the broad range of laboratory testing that is performed in LabCorp’s nationwide network of regional and specialty laboratories.

For Walgreens, lab testing at its retail locations fits its strategy of collaborating with best-in-class providers to complement its core pharmacy expertise and bring affordable health care services to customers. The LabCorp relationship further demonstrates the value of deeper collaborations with health care service providers in improving care coordination and providing access to more care options from trusted names in health care.

The California locations for LabCorp at Walgreens now open:

•	10992 Magnolia Avenue (at intersection with La Sierra Avenue), Riverside

•	1745 University Avenue, Riverside

•	12574 Limonite Avenue, Eastvale

•	6600 Magnolia Avenue (at intersection with Central Avenue), Riverside

Locations to open through the end of 2018:

•	8044 Limonite Avenue, Riverside

•	25011 Alessandro Boulevard, Moreno Valley

•	8917 Trautwein Road, Riverside

•	100 W Ontario Avenue, Corona

•	120 W Parkridge Avenue, Corona

For updated information about all LabCorp at Walgreens locations, including operating hours and appointment scheduling, as well as the opening date for each of the newest locations, please visit www.labcorp.com/walgreens.

About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

About Walgreens
Walgreens (walgreens.com), one of the nation's largest drugstore chains, is included in the Retail Pharmacy USA Division of Walgreens Boots Alliance, Inc. (NASDAQ: WBA), the first global pharmacy-led, health and wellbeing enterprise. Approximately 8 million customers interact with Walgreens in stores and online each day, using the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice. As of August 31, 2018, Walgreens operates 9,560 drugstores with a presence in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, along with its omnichannel business, Walgreens.com. Approximately 400 Walgreens stores offer Healthcare Clinic or other provider retail clinic services.

Forward-Looking Statements
All statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those related to the timing and effectiveness of collaboration plans, the ability to realize the anticipated benefits of the collaboration, competitive actions in the marketplace, and the ability to achieve anticipated financial and operating results in the amounts and at the times anticipated, as well as those described in Item 1A (Risk Factors) of Walgreens Boots Alliance, Inc.’s Form 10-K for its fiscal year ending August 31, 2018, LabCorp’s Form 10-K for its fiscal year ending December 31, 2017, and subsequent documents that Walgreens Boots Alliance, Inc. and LabCorp file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially. These forward-looking statements speak only as of the date they are made. Except to the extent required by law, each of Walgreens Boots Alliance, Inc., Walgreens and LabCorp do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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